Exhibit 99.1

ZymoGenetics Reports First Quarter 2008 Financial Results

January FDA Approval of RECOTHROM™ and Launch Highlights

SEATTLE--(BUSINESS WIRE)--ZymoGenetics, Inc. (NASDAQ:ZGEN), today reported its financial results for the first quarter ended March 31, 2008. The company reported a net loss of $40.9 million, or $0.60 per share, compared to a net loss of $33.3 million, or $0.49 per share, for the first quarter of 2007. The 2008 net loss increased according to the company’s plan, reflecting initial sales and increased sales and marketing efforts associated with the U.S. launch of RECOTHROM™ Thrombin, topical (Recombinant), the company’s first commercial product, which was approved by the FDA in January 2008.

“The approval of RECOTHROM was a major accomplishment. We’re now a commercial company focused on sales growth as well as on driving development of our novel protein therapeutics,” stated Bruce L.A. Carter, Ph.D., chief executive officer of ZymoGenetics. “We believe the launch is going well, and we’re seeing strong interest in the marketplace, reflecting an appreciation for the advantages of a recombinant topical hemostat.”

ZymoGenetics reported significantly higher revenues in the first quarter of 2008. Revenues for the quarter were $13.5 million, compared to $5.2 million for the first quarter of 2007. The increase resulted from revenues related to the RECOTHROM collaboration with Bayer Healthcare, milestone payments related to IL-20 and rFactor XIII, and initial RECOTHROM sales of $1.0 million.

Costs of product sales were approximately 11 percent of product sales and include only the costs of manufacturing and distributing RECOTHROM that were incurred subsequent to FDA approval. All manufacturing related costs for RECOTHROM prior to FDA approval were expensed to research and development as incurred.

Research and development expenses were $39.2 million in the first quarter of 2008, compared to $29.8 million in the first quarter of 2007. The primary increases were due to expansion of the atacicept clinical program to include multiple disease indications and registrational studies in lupus, and $2.0 million of severance costs related to the company’s February 2008 restructuring.

Selling, general and administrative expenses were $14.6 million in the first quarter of 2008, a $4.9 million increase from the first quarter of 2007. The increase was primarily due to the deployment of the RECOTHROM sales force and marketing costs associated with the first quarter 2008 U.S. launch of RECOTHROM.

Net other expense in the first quarter of 2008 was $0.4 million, compared to $1.0 million net other income for the first quarter of 2007. The decrease reflects lower investment income, which was driven by lower cash balances to invest and decreased interest rates.

Business Highlights

ZymoGenetics' product development and commercialization programs have advanced this year, including the following highlights:

RECOTHROM™

  Received FDA approval for RECOTHROM Thrombin, topical (Recombinant) 5,000 IU vial size.
  Submitted a Prior Approval Supplement application to FDA for approval of a 20,000 IU vial size to be sold both separately and co-packaged with a spray kit.
  Shipped initial inventories of RECOTHROM to wholesale distributors.
  Began selling RECOTHROM to hospitals.
  Began contract negotiations with group purchasing organizations, the federal government and large hospital networks.

Atacicept

  Completed a Special Protocol Assessment agreement with the FDA for a Phase 2/3 clinical trial in general systemic lupus erythematosus.
  Began screening patients with general systemic lupus erythematosus for enrollment in the Phase 2/3 study.
  Continued enrolling patients in the Phase 2/3 lupus nephritis clinical trial and in two Phase 2 rheumatoid arthritis clinical trials.
  Began a Phase 2 clinical trial to evaluate the safety and efficacy of atacicept in patients with relapsing multiple sclerosis.
  Initiated a Phase 2 clinical trial evaluating the safety and efficacy of atacicept and Rituxan® in rheumatoid arthritis patients receiving re-treatment with Rituxan.

IL-21

  Began treating patients in a Phase 2 study in combination with Nexavar® (sorafenib) tablets in renal cell carcinoma patients.
  Continued enrolling patients with metastatic melanoma in a Phase 2 study in collaboration with the National Cancer Institute of Canada.

PEG-Interferon lambda

  Completed enrollment of the first cohort in a Phase 1b study evaluating the safety and antiviral activity in chronic genotype-1 hepatitis C patients who have relapsed after prior therapy.

Conference Call and Webcast Information

ZymoGenetics Q1 2008 Financial Results Conference Call will be held on May 6, 2008, at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing 877-407-0782 (International: 201-689-8567). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live webcast of the presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 30 days.

For replay, please visit www.zymogenetics.com or use the following information:

  U.S. callers: 877-660-6853
  International callers: 201-612-7415

Replay passcode account #: 286

Conference ID #: 281899

About ZymoGenetics

ZymoGenetics creates novel protein drugs with the potential to significantly help patients fight their diseases. The company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These candidates span a wide array of clinical opportunities that include bleeding, autoimmune and viral diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics' actual results and the timing and outcome of events may differ materially from those expressed in, or implied by, the forward-looking statements because of risks associated with our unproven product sales and marketing capabilities, manufacturing and commercialization capabilities, product safety, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's most recent Annual Report on Form 10-K for the year ended December 31, 2007. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

Nexavar® (sorafenib) tablets is a registered trademark of Bayer HealthCare Pharmaceuticals, Inc.

Rituxan® (rituximab) is a registered trademark of Genentech, Inc., and Biogen Idec Inc.

ZYMOGENETICS, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Product sales, net	$986	$—
Royalties	1,534	1,950
Collaborations	10,992	3,232
Total revenues	13,512	5,182
Costs and expenses:
Costs of product sales	106	—
Research and development	39,248	29,768
General and administrative	14,627	9,695
Total costs and expenses	53,981	39,463
Loss from operations	(40,469)	(34,281)
Other (loss) income, net	(427)	972
Net loss	$(40,896)	$(33,309)
Basic and diluted net loss per share	$(0.60)	$(0.49)
Weighted-average number of shares used in
computing net loss per share	68,619	67,718
BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
Cash, cash equivalents and short-term investments	$155,066	$170,941
Inventory	3,292	—
Other current assets	20,403	11,841
Property and equipment, net	65,006	70,701
Other assets	7,812	9,598
Total assets	$251,579	$263,081

Current liabilities	$52,903	$63,960
Lease obligations	67,122	67,044
Other non-current liabilities	52,837	17,247
Shareholders’ equity	78,717	114,830
Total liabilities and shareholders’ equity	$251,579	$263,081

CONTACT:
ZymoGenetics, Inc.
Investor & Media Relations:
Susan W. Specht, MBA, 206-442-6592
Director, Corporate Communications